Resource Extraction Payment Report

Project-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2025, by project and type of payment.

	For the year ended December 31, 2025 (U.S.$ thousand)(1) (2)
	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
El Mangrullo	3,385	38,471	158	-	-	-	-	-	42,014
Sierra Chata	3,688	20,980	1,513	-	-	-	-	-	26,181
Río Neuquén	720	8,985	340	-	-	-	-	-	10,045
Rincón del Mangrullo	-	1,100	-	-	-	-	-	-	1,100
Río Limay Este (Ex Senillosa) (3)	-	-	-	-	-	-	-	-	-
Aguaragüe	175	1,332	295	-	-	-	-	-	1,802
El Tordillo (4)	463	3,593	1,197	-	-	-	-	-	5,253
La Tapera -Puesto Quiroga (4)	-	120	-	-	-	-	-	-	120
Rincón de Aranda	2,637	19,667	3,829	-	-	-	-	-	26,133
Veta Escondida	-	-	134	-	-	-	-	-	134
Los Blancos	-	143	-	-	-	-	-	-	143
Parva Negra Este	-	209	522	-	-	-	-	-	731
Las Tacanas Norte	-	-	-	-	-	-	-	-	-
Pampa Energía S.A.(5)	35	-	-	-	-	-	-	-	35
Oil and Gas Exports	14,900	-	-	-	-	-	-		14,900
Total	26,003	94,600	7,988	-	-	-	-	-	128,591

(1)	All payments are reported in U.S. dollars. Payments relating to projects in Argentina were made in Argentinean Pesos, and such payments have been converted to U.S. dollars using, except for Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rates of the Banco de la Nación Argentina as of closing of the day before of each payment. For all Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rate published by the Banco de la Nación Argentina as of December 31, 2025 of Pesos 1,455.00 per US dollar was used to make such conversion.
(2)	Sums are rounded, so they may not add up.

(3)	In process of relinquishment.

(4)	the Company sold the area in October 2025.
(5)	Local jurisdictions impose gross income taxes, even tough there in no project located in such jurisdiction. Amounts stated are related with gross income tax imposed by jurisdictions related with commercial development of oil and gas at a company level.

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2025, by government and type of payment.

	For the year ended December 31, 2025 (U.S.$ thousand)(1)
	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Argentina
Argentinean Federal Government	15,977	-	-	-	-	-	-	-	15,977
Local Governments
City of Buenos Aires	292	-	-	-	-		-	-	292
Province of Buenos Aires	823	-	-	-	-		-	-	823
Province of Chubut	497	3,712	1,198	-	-		-	-	5,407
Province of Neuquén	7,715	89,207	6,444	-	-		-	-	103,366
Province of Rio Negro	168	206	51	-	-		-	-	425
Province of Salta	283	1,475	295	-	-		-	-	2,053
Province of Santa Fe	248	-	-	-	-		-	-	248
Total	26,003	94,600	7,988	-	-		-	-	128,591

(1)	All payments are reported in U.S. dollars. Payments relating to projects in Argentina were made in Argentinean Pesos, and such payments have been converted to U.S. dollars using, except for Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rates of the Banco de la Nación Argentina as of closing of the day before of each payment. For all Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rate published by the Banco de la Nación Argentina as of December 31, 2025 of Pesos 1,455.00 per US dollar was used to make such conversion.
(2)	Sums are rounded, so they may not add up.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2025.

For the year ended December 31, 2025
Subnational Jurisdiction	Government	Business segment	Projects	Resource	Amount (U.S.$ thousand)(1)

Argentinean Federal Government	Argentinean Federal Government	All	Pampa Energía S.A. (2)	-	1,077
Argentinean Federal Government	Argentinean Federal Government	Oil and Gas	Exports	Oil and Gas	14,900
City of Buenos Aires	Government of the City of Buenos Aires	Oil and Gas	- (3)	Oil and Gas	292
Province of Buenos Aires	Government of Buenos Aires	Oil and Gas	- (3)	Oil and Gas	823
Province of Chubut	Government of Chubut	Oil and Gas	El Tordillo – La Tapera - Puesto Quiroga (4)	Oil and Gas	5,407
Province of Neuquén	Government of Neuquén	Oil and Gas	El Mangrullo – Sierra Chata - Río Neuquén – Rincón del Mangrullo –– Río Limay Este (Ex Senillosa) (5) – Rincón de Aranda – Veta Escondida - Parva Negra Este - Las Tacanas Norte	Oil and Gas	103,366
Province of Rio Negro	Government of Rio Negro	Oil and Gas	Rio Neuquén	Oil and Gas	425
Province of Salta	Government of Salta	Oil and Gas	Aguaragüe – Los Blancos	Oil and Gas	2,053
Province of Santa Fe	Government of Santa Fe	Oil and Gas	- (3)	Oil and Gas	248
Total					128,591
(1)	All payments are reported in U.S. dollars. Payments relating to projects in Argentina were made in Argentinean Pesos, and such payments have been converted to U.S. dollars using, except for Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rates of the Banco de la Nación Argentina as of closing of the day before of each payment. For all Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rate published by the Banco de la Nación Argentina as of December 31, 2025 of Pesos 1,455.00 per US dollar was used to make such conversion.
(2)	The Company files a consolidated income tax return in Argentina. The Argentinean Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. The Company has made payments of transaction taxes related with the commercial development of oil and gas as operator of joint ventures for under the amount of U.S.$. 100 thousand. Includes import taxes related with the Oil and Gas segment.
(3)	Local jurisdictions impose gross income taxes, even tough there in no project located in such jurisdiction. Amounts stated are related with gross income tax imposed by jurisdictions related with commercial development of oil and gas at a company level.
(4)	the Company sold the area in October 2025.
(5)	In process of relinquishment.